PROMISSORY NOTE

$500,000.00                                                                                                  August 25, 2005

FOR VALUE RECEIVED, BSI2000, Inc., a Delaware corporation ("BSI2000"), hereby promises to pay to the order of The New Sytron, Inc., a Colorado corporation, on or before September 1, 2009, the principal sum of Five Hundred Thousand and no/100 Dollars ($500,000.00), at its office located at 11959 Discovery Court, Moorpark, California 93021, or at such other place as the legal holder hereof may from time to time designate, together with interest thereon at an annual rate of 6%, with payments to be in forty-eight (48) equal monthly installments of $11,743.00, commencing October 1, 2005 and continuing on the same day of each successive month thereafter until paid in full.

If any installment of principal or interest is not paid within ten (10) business days of the time and place specified herein, the entire amount unpaid shall be due and payable forthwith at the election of the legal holder of this Note upon notice to BSI2000. In the event of such acceleration of the Note by the legal holder, interest shall thereupon commence to accrue at the lesser of 18% per annum or the maximum rate permitted by law. The acceptance of any payment by the legal holder hereof after the time when it becomes due as herein set forth shall not be held to establish a custom or to waive any rights of the holder, whether to enforce prompt payment of any future installment or otherwise. BSI2000 shall have the right to prepay any and all amounts due hereunder without penalty or prejudice.

The obligations of BSI2000 under this Note are secured by that certain Security Agreement dated as of even date herewith between BSI2000 and The New Sytron, Inc. Upon the occurrence of any Event of Default under said Security Agreement, the entire amount unpaid under this Note shall be due and payable forthwith at the election of the legal holder of this Note upon notice to BSI2000. BSI2000 agrees to pay all reasonable costs of collection, including reasonable attorneys fees if suit is brought on the Note. BSI2000 waives presentment, notice of dishonor, and protest, and assents to any substitution or release of collateral. No waiver of any payment or other rights under this Note shall operate as a waiver of any other payment or rights. No delay or failure of the holder of this Note in the exercise of any rights or remedy hereunder shall be deemed a waiver of such rights by the holder and no exercise of any rights or remedies shall be deemed a waiver of any other rights or remedy.

This Note shall be construed under and governed by the laws of the State of Colorado, and all of the rights of the legal holder hereunder shall inure to the benefit of its successors, assigns and personal representatives, and all obligations of BSI2000 hereunder shall bind the successors and assigns of BSI2000.

BSI2000, INC., a Delaware corporation

Date:	By:
Jack Harper Chief Executive Officer